STWC HOLDINGS, INC.
ADVISOR AGREEMENT
Effective July 1, 2018 ("Effective Date"), STWC Holdings, Inc. ("Company") and the advisor named on the signature page hereto ("Advisor") agree as follows:

                           1.  Services. Advisor agrees to consult with and advise Company from time totime, at Company's request (the "Services"). The Services provided by the Advisor shall include those as provided for in Exhibit A attached hereto, as so requested by the Company.

                            2.                 Consideration. As consideration due Advisor for Services, the Companyshall pay Advisor as follows:
       (a)       Monthly Cash Consideration. The Company shall pay Advisor a monthly retainer of Three Thousand Five Hundred Dollars ($3,500.00). Such fee shall be paid in arrears on the first day of the month following the month in which Services are rendered and continue through October 2018. Thereafter, the monthly cash consideration shall be Five Thousand Dollars ($5,000.00) per month. Notwithstanding the forgoing, Advisor agrees that such monthly cash consideration shall be deferred until such time as the Company has completed a debt or equity financing of at least $500,000.00 or is able to fund such deferred amount and ongoing amounts from operating activities.
       (b)     Expenses. Upon presentation of reasonable documentation of expenses, Company shall promptly reimburse the Advisor for all reasonable, pre-approved, out-of-pocket costs incurred by the Advisor on the Company's behalf in connection with this provision of the Services hereunder; provided that, the Company has given prior written approval to incur the expense.
Stock/Warrants. Promptly following the date, and provided, that the Company has raised an aggregate of Two Million Five Hundred Thousand Dollars ($2,500,000) during the term of this Agreement, the Company will issue Advisor warrants to purchase up to Two Million Five Hundred Thousand (2,500,000) shares of Company common stock (the "Warrant Grant"). The Warrant Grant shall have a term of three (3) years. Any warrants issued in connection with the Warrant Grant and shall provide for an exercise price equal to (i) the average twenty day closing price of the Company's common stock as of the date of the Equity Grant, less (ii) a 25% discount for lack of marketability and trading liquidity in the Company's shares (the "Exercise Price").
In addition, and fully conditioned on Advisor conducting a stockholder meeting and ensuring all SEC and related filings have been brought current on the Company's behalf, Advisor shall be granted five hundred thousand (500,000) shares of Company common stock, which shall vest once the aforementioned conditions have been met.

                           3.                 Other Consideration. Advisor and Company agree to work together toestablish a corporate car lease ("Lease") for Advisor. Advisor shall be solely responsible for all costs and fees related to the Lease. In addition, when eligible, Advisor shall be permitted to participate in any healthcare plan and 401K or stock option plan offered by the Company.

                             4.               Ownership. Company shall own, and Advisor shall and hereby does assign to Company, all intellectual property and related rights throughout the world that arise in whole or part out of, or in connection with, the Services or any Proprietary Information ("Inventions").

5.              Proprietary Information. Advisor agrees that all Inventions and other business, technical and financial information (including, without limitation, the identity of and information relating to Company's customers or employees) Advisor obtains from or assigns to Company, or learns in connection with the Services, constitute "Proprietary Information." Advisor will hold in confidence and not disclose or, except in performing the Services use any Proprietary Information. However, Advisor shall not be so obligated with respect to information that Advisor can document (i) is or becomes readily publicly available without restriction through no fault of Advisor, or (ii) that Advisor knew without restriction prior to its disclosure by Company. Upon termination or as otherwise requested by Company, Advisor will promptly return to Company all items and copies containing or embodying Proprietary Information.
6. Solicitation. Advisor agrees that during the term of this Agreement and for one year thereafter, Advisor will not encourage or solicit any employee or consultant of Company to leave the Company for any reason.
7.              Termination. Either party may terminate this Agreement at any time, for any reason, by giving the other thirty days' notice. The Company may immediately terminate this Agreement at any time during the first twelve (12) months following its full execution by providing Advisor with written notice of the termination,
8  Relationship of the Parties; No Conflicts; Promotional Rights. Notwithstanding any provision hereof, for all purposes of this Agreement, each party shall be and act as an independent contractor and not as a partner, joint venturer, agent or employee of the other and shall not bind nor attempt to bind the other to any contract. Advisor represents and warrants that neither this Agreement nor the performance thereof will conflict with or violate any obligation of Advisor or right of any third party. Company may use and authorize the use of Advisor's name, likeness and biographical information in promotional materials, websites and the like.
9.              Miscellaneous. This Agreement and the Services performed hereunder are personal to Advisor and Advisor shall not have the right or ability to assign, transfer or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company shall be free to transfer any of its rights under this Agreement to a third party. Any breach of Section 3, 4 or 5 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company shall be entitled to injunctive relief with respect thereto in addition to any other remedies. This is the entire agreement between the parties with respect to the subject matter hereof and no changes or modifications or waivers to this Agreement shall be effective unless in writing and signed by both parties. In the event that any provision of this Agreement is determined to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to the conflicts of law provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys' fees. Any notice shall be given in writing by first class mail and addressed to the party to be notified at the address below, or at such other address as the party may designate by ten (10) days' advance written notice to the other party.
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IN WITNESS WHEREOF, the parties have executed this Advisor Agreement on the day and year first indicated above.

COMPANY:

STWC HOLDINGS, INC.

By:  /s/ Erin Phillips
                                                                                 Name:  Erin Phillips
                                                                                 Title:    President/CEO

ADVISOR:

 By: /s/ Matthew Willer
        Matthew Willer

Exhibit A
The Services
The services to be provided by the Advisor shall include:
1. Assistance with strategic planning matters including
a.	Annual budget for operations
b.	Joint venture relationships and general business development, including acquisition review and joint venture relationships
c.	Acquisition and development strategy for national footprint
2. Assistance identifying and securing key management and Board hires
3. Assist Corporate Finance Group and/or the Company's Chief Financial Officer with the review of filings required for the Company to fulfill its obligations as a reporting issuer with the Securities and Exchange Commission
4. Assistance with development and implementation of the Company's strategic plan in respect of capital raising activities
5. Assistance in investor relations matters
6. Introduce the Company to potential capital resources on a global and project basis
7. Such other matters as may be requested by the Company's Board and senior management from time to time